[redacted]

STANDARD AGREEMENT FOR THE SALE OF REAL ESTATE

ASR

This form recommended and approved for, but not restricted to use by, the members of the Pennsylvania Association of Realtors® (PAR).

[redacted]

BUYER(S): Arrived Holdings, Inc and/or Assigns

[redacted]

BUYER'S MAILING ADDRESS:
500 Yale Ave, North Seattle, WA 98109

SELLER'S MAILING ADDRESS:
[redacted]

PROPERTY

ADDRESS (including postal city) 126 Pasquin Dr
East Stroudsburg, PA 18301 ZIP 18301,
in the municipality of East Stroudsburg (Stroud Twp), County of Monroe,
in the School District of Stroudsburg Area, in the Commonwealth of Pennsylvania.
Tax ID #(s): 17639303207890 and/or
Identification (e.g., Parcel #; Lot, Block; Deed Book, Page, Recording Date): 2429/1862

BUYER'S RELATIONSHIP WITH PA LICENSED BROKER

☐ **No Business Relationship (Buyer is not represented by a broker)**

Broker (Company) [redacted]

[redacted]

Company Address [redacted]

[redacted]

Company Phone

Company Fax

Broker is (check only one):

☑ Buyer Agent (Broker represents Buyer only)

☐ Dual Agent (See Dual and/or Designated Agent box below)

[redacted] Jason Matthews

[redacted]

☐ [redacted]

☑ [redacted]

☐ [redacted]

☐ Transaction Licensee (Broker and Licensee(s) provide real estate services but do not represent Buyer)

SELLER'S RELATIONSHIP WITH PA LICENSED BROKER

☐ **No Business Relationship (Seller is not represented by a broker)**

Broker (Company) [redacted]

[redacted]

SHAVERTOWN, Pennsylvania 18708

[redacted]

☑ [redacted]

☐ [redacted]

[redacted]

☐ [redacted]

☑ [redacted]

☐ Dual Agent (See Dual and/or Designated Agent box below)

☐ Transaction Licensee (Broker and Licensee(s) provide real estate services but do not represent Seller)

DUAL AND/OR DESIGNATED AGENCY

A Broker is a Dual Agent when a Broker represents both Buyer and Seller in the same transaction. A Licensee is a Dual Agent when a Licensee represents Buyer and Seller in the same transaction. All of Broker's licensees are also Dual Agents UNLESS there are separate Designated Agents for Buyer and Seller. If the same Licensee is designated for Buyer and Seller, the Licensee is a Dual Agent.

By signing this Agreement, Buyer and Seller each acknowledge having been previously informed of, and consen [redacted] gency, if applicable.

Buyer In [redacted] [redacted] 2:48 PM PST dotloop verified

Seller Initia [redacted]

1. By this Agreement, dated 01/10/2023,
Seller hereby agrees to sell and convey to Buyer, who agrees to purchase, the identified Property.

2. PURCHASE PRICE AND DEPOSITS (4-14)

(A) Purchase Price $ 450,000.00
(four hundred fifty thousand
U.S. Dollars), to be paid by Buyer as follows:

1. Initial Deposit, within ______ days (5 if not specified) of Execution Date, if not included with this Agreement: $ 10,000.00
2. Additional Deposit within ______ days of the Execution Date: $ ______
3. ______ $ ______

Remaining balance will be paid at settlement.

(B) **All funds paid by Buyer, including deposits, will be paid by check, cashier's check or wired funds. All funds paid by Buyer within 30 days of settlement, including funds paid at settlement, will be by cashier's check or wired funds, but not by personal check.**

(C) Deposits, regardless of the form of payment, will be paid in U.S. Dollars to Broker for Seller (unless otherwise stated here: ______), who will retain deposits in an escrow account in conformity with all applicable laws and regulations until consummation or termination of this Agreement. Only real estate brokers are required to hold deposits in accordance with the rules and regulations of the State Real Estate Commission. Checks tendered as deposit monies may be held uncashed pending the execution of this Agreement.

3. SELLER ASSIST (If Applicable) (1-10)

Seller will pay $ ______ or ______ % of Purchase Price (0 if not specified) toward Buyer's costs, as permitted by the mortgage lender, if any. Seller is only obligated to pay up to the amount or percentage which is approved by mortgage lender.

4. SETTLEMENT AND POSSESSION (4-14)

(A) Settlement Date is 02/08/2023, or before if Buyer and Seller agree.

(B) Settlement will occur in the county where the Property is located or in an adjacent county, during normal business hours, unless Buyer and Seller agree otherwise.

(C) At time of settlement, the following will be pro-rated on a daily basis between Buyer and Seller, reimbursing where applicable: current taxes; rents; interest on mortgage assumptions; condominium fees and homeowner association fees; water and/or sewer fees, together with any other lienable municipal service fees. All charges will be prorated for the period(s) covered. Seller will pay up to and including the date of settlement and Buyer will pay for all days following settlement, unless otherwise stated here: ______

(D) For purposes of prorating real estate taxes, the "periods covered" are as follows:

1. Municipal tax bills for all counties and municipalities in Pennsylvania are for the period from January 1 to December 31.
2. School tax bills for the Philadelphia, Pittsburgh and Scranton School Districts are for the period from January 1 to December 31. School tax bills for all other school districts are for the period from July 1 to June 30.

(E) Conveyance from Seller will be by fee simple deed of special warranty unless otherwise stated here: ______

(F) Payment of transfer taxes will be divided equally between Buyer and Seller unless otherwise stated here: ______

(G) Possession is to be delivered by deed, existing keys and physical possession to a vacant Property free of debris, with all structures broom-clean, at day and time of settlement, unless Seller, before signing this Agreement, has identified in writing that the Property is subject to a lease.

(H) If Seller has identified in writing that the Property is subject to a lease, possession is to be delivered by deed, existing keys and assignment of existing leases for the Property, together with security deposits and interest, if any, at day and time of settlement. Seller will not enter into any new leases, nor extend existing leases, for the Property without the written consent of Buyer. Buyer will acknowledge existing lease(s) by initialing the lease(s) at the execution of this Agreement, unless otherwise stated in this Agreement.

☐ **Tenant-Occupied Property Addendum (PAR Form TOP) is attached and made part of this Agreement.**

5. DATES/TIME IS OF THE ESSENCE (1-10)

(A) Written acceptance of all parties will be on or before: 01/11/2023

(B) The Settlement Date and all other dates and times identified for the performance of any obligations of this Agreement are of the essence and are binding.

(C) The Execution Date of this Agreement is the date when Buyer and Seller have indicated full acceptance of this Agreement by signing and/or initialing it. For purposes of this Agreement, the number of days will be counted from the Execution Date, excluding the day this Agreement was executed and including the last day of the time period. **All changes to this Agreement should be initialed and dated.**

(D) The Settlement Date is not extended by any other provision of this Agreement and may only be extended by mutual written agreement of the parties.

(E) Certain terms and time periods are pre-printed in this Agreement as a convenience to the Buyer and Seller. All pre-printed terms and time periods are negotiable and may be changed by striking out the pre-printed text and inserting diff [redacted] to all arties, exce t where restricted by law.

6. ZONING (4-14)

Failure of this Agreement to contain the zoning classification (except in cases where the property {and each parcel thereof, if subdividable} is zoned solely or primarily to permit single-family dwellings) will render this Agreement voidable at Buyer's option, and, if voided, any deposits tendered by the Buyer will be returned to the Buyer without any requirement for court action.

Zoning Classification, as set forth in the local zoning ordinance: ______________________

7. FIXTURES AND PERSONAL PROPERTY (1-20)

(A) It is possible for certain items of personal property to be so integrated into the Property that they become fixtures and will be regarded as part of the Property and therefore included in a sale. Buyer and Seller are encouraged to be specific when negotiating what items will be included or excluded in this sale.

(B) INCLUDED in this sale, unless otherwise stated, are all existing items permanently installed in or on the Property, free of liens, and other items including plumbing; heating; gas fireplace logs; radiator covers; hardwired security systems; thermostats; lighting fixtures (including chandeliers and ceiling fans); pools, spas and hot tubs (including covers and cleaning equipment); electric animal fencing systems (excluding collars); garage door openers and transmitters; mounting brackets and hardware for television and sound equipment; unpotted shrubbery, plantings and trees; smoke detectors and carbon monoxide detectors; sump pumps; storage sheds; fences; mailboxes; wall to wall carpeting; existing window screens, storm windows and screen/storm doors; window covering hardware (including rods and brackets), shades and blinds; awnings; central vacuum system (with attachments); built-in air conditioners; built-in appliances; the range/oven; dishwashers; trash compactors; any remaining heating and cooking fuels stored on the Property at the time of settlement; and, if owned, solar panels, windmills, water treatment systems, propane tanks and satellite dishes. Unless stated otherwise, the following items are included in the sale, at no additional cost: ________
Washer; Dishwasher; Electric Range; Garage Door Open; Microwave; Refrigerator all in "as-is" condition with no value.

(C) The following items are not owned by Seller and may be subject to a lease or other financing agreement. Contact the provider/vendor for more information (e.g., solar panels, windmills, water treatment systems, propane tanks and satellite dishes): ______

(D) EXCLUDED fixtures and items: ______________________

8. BUYER FINANCING (8-22)

(A) Buyer may elect to make this Agreement contingent upon obtaining mortgage financing. Regardless of **any** contingency elected in this Agreement, if Buyer chooses to obtain mortgage financing, the following apply:

1. **Buyer will be in default of this Agreement if Buyer furnishes false information** to anyone concerning Buyer's financial and/or employment status, fails to cooperate in good faith with processing the mortgage loan application (including payment for and ordering of appraisal without delay), fails to lock in interest rate(s) as stated below, or otherwise causes the lender to reject, or refuse to approve or issue, a mortgage loan.
2. Within _____ days (7 if not specified) from the Execution Date of this Agreement, Buyer will make a completed mortgage application (including payment for and ordering of credit reports without delay) for the mortgage terms and to the mortgage lender(s) identified in Paragraph 8(F), if any, otherwise to a responsible mortgage lender(s) of Buyer's choice. Broker for Buyer, if any, otherwise Broker for Seller, is authorized to communicate with the mortgage lender(s) to assist in the mortgage loan process. Broker for Seller, if any, is permitted to contact the morgage lender(s) at any time to determine the status of the mortgage loan application.
3. Seller will provide access to insurers' representatives and, as may be required by mortgage lender(s), to surveyors, municipal officials, appraisers, and inspectors.
4. If the mortgage lender(s) gives Buyer the right to lock in interest rate(s) at or below the maximum levels desired, Buyer will do so at least 15 DAYS before Settlement Date.

(B) The Loan-To-Value ratio (LTV) is used by lenders as one tool to help assess their potential risk of a mortgage loan. A particular LTV may be necessary to qualify for certain loans, or buyers might be required to pay additional fees if the LTV exceeds a specific level. The appraised value of the Property may be used by lenders to determine the maximum amount of a mortgage loan. The appraised value is determined by an independent appraiser, subject to the mortgage lender's underwriter review, and may be higher or lower than the Purchase Price and/or market price of the property.

FHA/VA, IF APPLICABLE

(C) It is expressly agreed that notwithstanding any other provisions of this contract, Buyer will not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise unless Buyer has been given, in accordance with HUD/FHA or VA requirements, a written statement by the Federal Housing Commissioner, Veterans Administration, or a Direct Endorsement Lender setting forth the appraised value of the Property of not less than $________________ (the Purchase Price as stated in this Agreement). Buyer will have the privilege and option of proceeding with consummation of the contract without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value nor the condition of the Property. Buyer should satisfy himself/herself that the price and condition of the Property are acceptable.

Warning: Section 1010 of Title 18, U.S.C., Department of Housing and Urban Development and Federal Housing Administration Transactions, provides, "Whoever for the purpose of influencing in any way the action of such Department, makes, passes, utters or publishes any statement, knowing the same to be false shall be fined under this title or imprisoned not more than two years, or both."

[redacted]

(D) **U.S. Department of Housing and Urban Development (HUD) NOTICE TO PURCHASERS: Buyer's Acknowledgement**

☐ Buyer has received the HUD Notice "For Your Protection: Get a Home Inspection." Buyer understands the importance of getting an independent home inspection and has thought about this before signing this Agreement. Buyer understands that FHA will not perform a home inspection nor guarantee the price or condition of the Property.

☐ Buyer will apply for Section 203(k) financing, and this contract is contingent upon mortgage approval (See Paragraph 8(F)) and Buyer's acceptance of additional required repairs as required by the lender.

(E) **Certification** We the undersigned, Seller(s) and Buyer(s) party to this transaction each certify that the terms of this contract for purchase are true to the best of our knowledge and belief, and that any other agreement entered into by any of these parties in connection with this transaction is attached to this Agreement.

(F) **Mortgage Contingency**

☑ WAIVED. This sale is NOT contingent on mortgage financing, although Buyer may obtain mortgage financing and/or the parties may include an appraisal contingency. Buyer and Seller understand that the waiver of this contingency does not restrict Buyer's right to obtain mortgage financing for the Property.

☐ ELECTED. This sale is contingent upon Buyer obtaining mortgage financing according to the terms outlined below. Upon receiving documentation demonstrating lender's approval, whether conditional or outright, of Buyer's mortgage application(s) according to the following terms, Buyer will promptly deliver a copy of the documentation to Seller, but in any case no later than ______________________ (Commitment Date).

First Mortgage on the Property	**Second Mortgage on the Property**
Loan Amount $ ____________	Loan Amount $ ____________
Minimum Term ________ years	Minimum Term ________ years
Type of mortgage ____________	Type of mortgage ____________
For conventional loans, the Loan-To-Value (LTV) ratio is not to exceed ______%	For conventional loans, the Loan-To-Value (LTV) ratio is not to exceed ______%
Mortgage lender ____________	Mortgage lender ____________
Interest rate ______%; however, **Buyer agrees to accept the interest rate as may be committed by the mortgage lender,** not to exceed a maximum interest rate of ______%.	Interest rate ______%; however, **Buyer agrees to accept the interest rate as may be committed by the mortgage lender,** not to exceed a maximum interest rate of ______%.
Discount points, loan origination, loan placement and other fees charged by the lender as a percentage of the mortgage loan (excluding any mortgage insurance premiums or VA funding fee) not to exceed ______% (0% if not specified) of the mortgage loan.	Discount points, loan origination, loan placement and other fees charged by the lender as a percentage of the mortgage loan (excluding any mortgage insurance premiums or VA funding fee) not to exceed ______% (0% if not specified) of the mortgage loan.

1. The interest rate(s) and fee(s) provisions in Paragraph 8(F) are satisfied if the mortgage lender(s) gives Buyer the right to guarantee the interest rate(s) and fee(s) at or below the maximum levels stated. Buyer gives Seller the right, at Seller's sole option and as permitted by law and the mortgage lender(s), to contribute financially, without promise of reimbursement, to Buyer and/or the mortgage lender(s) to make the above mortgage term(s) available to Buyer.
2. Seller may terminate this Agreement after the Commitment Date by written notice to Buyer if:
   a. Seller does not receive a copy of the documentation demonstrating lender's conditional or outright approval of Buyer's mortgage application(s) by the Commitment Date,
   b. The documentation demonstrating lender's conditional or outright approval of Buyer's mortgage application(s) does not satisfy the loan terms outlined in Paragraph 8(F), OR
   c. The documentation demonstrating lender's conditional or outright approval of Buyer's mortgage application(s) contains any condition not specified in this Agreement (e.g., Buyer must settle on another property, an appraisal must be received by the lender, or the approval is not valid through the Settlement Date) that is not satisfied and/or removed in writing by the mortgage lender(s) within __7__ DAYS after the Commitment Date, or any extension thereof, other than those conditions that are customarily satisfied at or near settlement (e.g., obtaining insurance, confirming employment).
3. Seller's right to terminate continues until Buyer delivers documentation demonstrating lender's conditional or outright approval of Buyer's mortgage application(s) to Seller. Until Seller terminates this Agreement pursuant to this Paragraph, Buyer must continue to make a good faith effort to obtain mortgage financing. Termination of this Agreement by Buyer due to the mortgage lender's denial of Buyer's mortgage application(s) may demonstrate bad faith by Buyer and result in the forfeiture of deposit monies to Seller.
4. If this Agreement is terminated pursuant to Paragraphs 8(F)(2), or the mortgage loan(s) is not obtained for settlement, all deposit monies will be returned to Buyer according to the terms of Paragraph 26 and this Agreement will be VOID. Buyer will be responsible for any costs incurred by Buyer for any inspections or certifications obtained according to the terms of this Agreement, and any costs incurred by Buyer for: (1) Title search, title insurance and/or mechanics' lien insurance, or any fee for cancellation; (2) Flood insurance, fire insurance, hazard insurance, mine subsidence insurance, or any fee for cancellation; (3) Appraisal fees and charges paid in advance to mortgage lender(s).
5. If the mortgage lender(s), or a property and casualty insurer providing insurance required by a mortgage lender(s), requires repairs to the Property, Buyer will, upon receiving the requirements, deliver a copy of the requirements to Seller. Within __5__ DAYS of receiving the copy of the requirements, Seller will notify Buyer whether Seller will make the required repairs at Seller's expense.
   a. If Seller makes the required repairs to the satisfaction of the mortgage lender and/or insurer, Bu er acce ts the Pro ert [redacted] and a rees to the RELEASE in Paragraph 28 of this Agreement.

b. If Seller will not make the required repairs, **or if Seller fails to respond within the stated time,** Buyer will, within __5__ DAYS, notify Seller of Buyer's choice to:

1) Make the repairs/improvements at Buyer's expense, with permission and access to the Property given by Seller, which will not be unreasonably withheld (Seller may require that Buyer sign a pre-settlement possession agreement such as the Pre-Settlement Possession Addendum [PAR Form PRE], which shall not, in and of itself, be considered unreasonable), OR
2) Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.

If Buyer fails to respond within the time stated above or fails to terminate this Agreement by written notice to Seller within that time, **Buyer will accept the Property,** make the required repairs/improvements at Buyer's expense and agree to the RELEASE in Paragraph 28 of this Agreement.

9. CHANGE IN BUYER'S FINANCIAL STATUS (9-18)

If a change in Buyer's financial status affects Buyer's ability to purchase, Buyer will promptly notify Seller and lender(s) to whom the Buyer submitted a mortgage application, if any, in writing. A change in financial status includes, but is not limited to, loss or a change in employment; failure or loss of sale of Buyer's home; Buyer having incurred a new financial obligation; entry of a judgment against Buyer. **Buyer understands that applying for and/or incurring an additional financial obligation may affect Buyer's ability to purchase.**

10. SELLER REPRESENTATIONS (1-20)

(A) **Status of Water**

Seller represents that the Property is served by:

☑ Public Water ☐ Community Water ☐ On-site Water ☐ None ☐ ________________

(B) **Status of Sewer**

1. Seller represents that the Property is served by:

☑ Public Sewer ☐ Community Sewage Disposal System ☐ Ten-Acre Permit Exemption (see Sewage Notice 2)
☐ Individual On-lot Sewage Disposal System (see Sewage Notice 1) ☐ Holding Tank (see Sewage Notice 3)
☐ Individual On-lot Sewage Disposal System in Proximity to Well (see Sewage Notice 1; see Sewage Notice 4, if applicable)
☐ None (see Sewage Notice 1) ☐ None Available/Permit Limitations in Effect (see Sewage Notice 5)
☐ ________________

2. **Notices Pursuant to the Pennsylvania Sewage Facilities Act**

Notice 1: There is no currently existing community sewage system available for the subject property. Section 7 of the Pennsylvania Sewage Facilities Act provides that no person shall install, construct, request bid proposals for construction, alter, repair or occupy any building or structure for which an individual sewage system is to be installed, without first obtaining a permit. Buyer is advised by this notice that, before signing this Agreement, Buyer should contact the local agency charged with administering the Act to determine the procedure and requirements for obtaining a permit for an individual sewage system. The local agency charged with administering the Act will be the municipality where the Property is located or that municipality working cooperatively with others.

Notice 2: This Property is serviced by an individual sewage system installed under the ten-acre permit exemption provisions of Section 7 of the Pennsylvania Sewage Facilities Act. (Section 7 provides that a permit may not be required before installing, constructing, awarding a contract for construction, altering, repairing or connecting to an individual sewage system where a ten-acre parcel or lot is subdivided from a parent tract after January 10, 1987). Buyer is advised that soils and site testing were not conducted and that, should the system malfunction, the owner of the Property or properties serviced by the system at the time of a malfunction may be held liable for any contamination, pollution, public health hazard or nuisance which occurs as a result.

Notice 3: This Property is serviced by a holding tank (permanent or temporary) to which sewage is conveyed by a water carrying system and which is designed and constructed to facilitate ultimate disposal of the sewage at another site. Pursuant to the Pennsylvania Sewage Facilities Act, Seller must provide a history of the annual cost of maintaining the tank from the date of its installation or December 14, 1995, whichever is later.

Notice 4: An individual sewage system has been installed at an isolation distance from a well that is less than the distance specified by regulation. The regulations at 25 Pa. Code §73.13 pertaining to minimum horizontal isolation distances provide guidance. Subsection (b) of §73.13 states that the minimum horizontal isolation distance between an individual water supply or water supply system suction line and treatment tanks shall be 50 feet. Subsection (c) of §73.13 states that the horizontal isolation distance between the individual water supply or water supply system suction line and the perimeter of the absorption area shall be 100 feet.

Notice 5: This lot is within an area in which permit limitations are in effect and is subject to those limitations. Sewage facilities are not available for this lot and construction of a structure to be served by sewage facilities may not begin until the municipality completes a major planning requirement pursuant to the Pennsylvania Sewage Facilities Act and regulations promulgated thereunder.

(C) **Historic Preservation**

Seller is not aware of historic preservation restrictions regarding the Property unless otherwise stated here: ________________

(D) **Land Use Restrictions**

1. ☐ Property, or a portion of it, is subject to land use restrictions and may be preferentially assessed for tax purposes under the following Act(s) (see Notices Regarding Land Use Restrictions below):

☐ Agricultural Area Security Law (Right-to-Farm Act; Act 43 of 1981; 3 P.S. § 901 et seq.) [redacted]
☐ [redacted] rest Land Assessment Act (Clean and Green Program; Act 319 of 1974; 72 P.S.

☐ Open Space Act (Act 442 of 1967; 32 P.S. § 5001 et seq.)
☐ Conservation Reserve Program (16 U.S.C. § 3831 et seq.)
☐ Other ______________________________

2. **Notices Regarding Land Use Restrictions**
   a. **Pennsylvania Right-To-Farm Act**: The property you are buying may be located in an area where agricultural operations take place. Pennsylvania protects agricultural resources for the production of food and agricultural products. The law limits circumstances where normal agricultural operations may be subject to nuisance lawsuits or restrictive ordinances.
   b. **Clean and Green Program**: Properties enrolled in the Clean and Green Program receive preferential property tax assessment. Buyer and Seller have been advised of the need to contact the County Tax Assessment Office before the execution of this Agreement to determine the property tax implications that will or may result from the sale of the Property, or that may result in the future as a result of any change in use of the Property or the land from which it is being separated.
   c. **Open Space Act**: This Act enables counties to enter into covenants with owners of land designated as farm, forest, water supply, or open space land on an adopted municipal, county or regional plan for the purpose of preserving the land as open space. A covenant between the owner and county is binding upon any Buyer of the Property during the period of time that the covenant is in effect (5 or 10 years). Covenants automatically renew at the end of the covenant period unless specific termination notice procedures are followed. Buyer has been advised of the need to determine the restrictions that will apply from the sale of the Property to Buyer and the property tax implications that will or may result from a change in use of the Property, or any portion of it. Buyer is further advised to determine the term of any covenant now in effect.
   d. **Conservation Reserve (Enhancement) Program**: Properties enrolled in the Conservation Reserve Program or CREP are environmentally-sensitive areas, the owners of which receive compensation in exchange for an agreement to maintain the land in its natural state. Contracts last from 10 to 15 years and carry penalties to Seller if terminated early by Buyer. Buyer has been advised of the need to determine the restrictions on development of the Property and the term of any contract now in effect. Seller is advised to determine the financial implications that will or may result from the sale of the Property.

(E) **Real Estate Seller Disclosure Law**
Generally, the Real Estate Seller Disclosure Law requires that before an agreement of sale is signed, the seller in a residential real estate transfer must make certain disclosures regarding the property to potential buyers in a form defined by the law. A residential real estate transfer is defined as a sale, exchange, installment sales contract, lease with an option to buy, grant or other transfer of an interest in real property where **NOT LESS THAN ONE AND NOT MORE THAN FOUR RESIDENTIAL DWELLING UNITS** are involved. Disclosures for condominiums and cooperatives are limited to the seller's particular unit(s). Disclosures regarding common areas or facilities are not required, as those elements are already addressed in the laws that govern the resale of condominium and cooperative interests.

(F) **Public and/or Private Assessments**
1. Seller represents that, as of the date Seller signed this Agreement, no public improvement, condominium or homeowner association assessments have been made against the Property which remain unpaid, and that no notice by any government or public authority (excluding assessed value) has been served upon Seller or anyone on Seller's behalf, including notices relating to violations of zoning, housing, building, safety or fire ordinances that remain uncorrected, and that Seller knows of no condition that would constitute a violation of any such ordinances that remain uncorrected, unless otherwise specified here: ______________________________
2. Seller knows of no other potential notices (including violations) and/or assessments except as follows: ______________________________

(G) **Highway Occupancy Permit**
Access to a public road may require issuance of a highway occupancy permit from the Department of Transportation.

(H) **Internet of Things (IoT) Devices**
1. The presence of smart and green home devices that are capable of connecting to the Internet, directly or indirectly, and the data stored on those various devices make up a digital ecosystem in the Property sometimes referred to as the "Internet of Things (IoT)." Buyer and Seller acknowledge that IoT devices may transmit data to third parties outside of the control of their owner.
2. On or before settlement, Seller will make a reasonable effort to clear all data stored on all IoT devices located on the Property and included in the sale. Seller further acknowledges that all personal devices owned by Seller (including but not limited to cellular telephones, personal computers and tablets) having connectivity to any IoT device(s) located on the Property will be disconnected and cleared of relevant data prior to settlement. Further, no attempts will be made after settlement by Seller or anyone on Seller's behalf to access any IoT devices remaining on the Property.
3. Following settlement, Buyer will make a reasonable effort to clear all stored data from any IoT device(s) remaining on the Property and to restrict access to said devices by Seller, Seller's agents or any third party to whom Seller may have previously provided access. This includes, but is not limited to, restoring IoT devices to original settings, changing passwords or codes, updating network settings and submitting change of ownership and contact information to device manufacturers and service providers.
4. This paragraph will survive settlement.

11. WAIVER OF CONTINGENCIES (9-05)

If this Agreement is contingent on Buyer's right to inspect and/or repair the Property, or to verify insurability, environmental conditions, boundaries, certifications, zoning classification or use, or any other information regarding the Property, **Buyer's failure to exercise any of Buyer's options within the times set forth in this Agreement is a WAIVER of that contingency and Buyer accepts the Property and agrees to the RELEASE in Paragraph 28 of this Agreement**.

12. BUYER'S DUE DILIGENCE/INSPECTIONS (10-18)

(A) Rights and Responsibilities

1. Seller will provide access to insurers' representatives and, as may be required by this Agreement or by mortgage lender(s), to surve ors munici al officials a raisers and inspectors; in addition, unless otherwise agreed, only Parties and their real estate [redacted]

(B) [redacted]

(C) [redacted]

Home/Property Inspections and Environmental Hazards (mold, etc.)

Elected [redacted] **Waived**

Buyer may conduct an inspection of the Property's structural components; roof; exterior windows and exterior doors; exterior building material, fascia, gutters and downspouts; swimming pools, hot tubs and spas; appliances; electrical systems; interior and exterior plumbing; public sewer systems; heating and cooling systems; water penetration; electromagnetic fields; wetlands and flood plain delineation; structure square footage; mold and other environmental hazards (e.g., fungi, indoor air quality, asbestos, underground storage tanks, etc.); and any other items Buyer may select. If Buyer elects to have a home inspection of the Property, as defined in the Home Inspection Law, the home inspection must be performed by a full member in good standing of a national home inspection association, or a person supervised by a full member of a national home inspection association, in accordance with the ethical standards and code of conduct or practice of that association, or by a properly licensed or registered engineer or architect. (See Notices Regarding Property & Environmental Inspections)

Wood Infestation

Elected **Waived** [redacted]

Buyer may obtain a written "Wood-Destroying Insect Infestation Inspection Report" from an inspector certified as a wood-destroying pests pesticide applicator and will deliver it and all supporting documents and drawings provided by the inspector to Seller. The Report is to be made satisfactory to and in compliance with applicable laws, mortgage lender requirements, and/or Federal Insuring and Guaranteeing Agency requirements. The Inspection is to be limited to all readily-visible and accessible areas of all structures on the Property, except fences. If the Inspection reveals active infestation(s), Buyer, at Buyer's expense, may obtain a Proposal from a wood-destroying pests pesticide applicator to treat the Property. If the Inspection reveals damage from active or previous infestation(s), Buyer may obtain a written Report from a professional contractor, home inspector or structural engineer that is limited to structural damage to the Property caused by wood-destroying organisms and a Proposal to repair the Property.

Deeds, Restrictions and Zoning

Elected **Waived** [redacted]

Buyer may investigate easements, deed and use restrictions (including any historic preservation restrictions or ordinances) that apply to the Property and review local zoning ordinances. Buyer may verify that the present use of the Property (such as in-law quarters, apartments, home office, day care, commercial or recreational vehicle parking) is permitted and may elect to make the Agreement contingent upon an anticipated use. Present use: ____________

Water Service

Elected **Waived** [redacted]

Buyer may obtain an Inspection of the quality and quantity of the water system from a properly licensed or otherwise qualified water/well testing company. If and as required by the inspection company, Seller, at Seller's expense, will locate and provide access to the on-site (or individual) water system. Seller will restore the Property to its previous condition, at Seller's expense, prior to settlement.

Radon

Elected **Waived** [redacted]

Buyer may obtain a radon test of the Property from a certified inspector. The U.S. Environmental Protection Agency (EPA) advises corrective action if the average annual exposure to radon is equal to or higher than 0.02 working levels or 4 picoCuries/liter (4pCi/L). Radon is a natural, radioactive gas that is produced in the ground by the normal decay of uranium and radium. Studies indicate that extended exposure to high levels of radon gas can increase the risk of lung cancer. Radon can find its way into any air-space and can permeate a structure. If a house has a radon problem, it usually can be cured by increased ventilation and/or by preventing radon entry. Any person who tests, mitigates or safeguards a building for radon in Pennsylvania must be certified by the Department of Environmental Protection. Information about radon and about certified testing or mitigation firms is available through Department of Environmental Protection, Bureau of Radiation Protection, 13th Floor, Rachel Carson State Office Building, P.O. Box 8469, Harrisburg, PA 17105-8469, (800) 23RADON or (717) 783- [redacted]

On-lot Sewage (If Applicable)

Elected ☐ ☐ | Waived CW 01/11/23 2:48 PM PST dotloop verified ☐

Buyer may obtain an Inspection of the individual on-lot sewage disposal system, which may include a hydraulic load test, from a qualified, professional inspector. If and as required by the inspection company, Seller, at Seller's expense, will locate, provide access to, empty the individual on-lot sewage disposal system and provide all water needed, unless otherwise agreed. Seller will restore the Property to its previous condition, at Seller's expense, prior to settlement. See Paragraph 13(C) for more information regarding the Individual On-lot Sewage Inspection Contingency.

Property and Flood Insurance

Elected ☐ ☐ | Waived [redacted] 01/11/23 2:48 PM PST dotloop verified ☐

Buyer may determine the insurability of the Property by making application for property and casualty insurance for the Property to a responsible insurer. Broker for Buyer, if any, otherwise Broker for Seller, may communicate with the insurer to assist in the insurance process. If the Property is located in a specially-designated flood zone, Buyer may be required to carry flood insurance at Buyer's expense, which may need to be ordered 14 days or more prior to Settlement Date. Revised flood maps and changes to Federal law may substantially increase future flood insurance premiums or require insurance for formerly exempt properties. Buyer should consult with one or more flood insurance agents regarding the need for flood insurance and possible premium increases.

Property Boundaries

Elected ☐ ☐ | Waived [redacted] 2:48 PM PST dotloop verified ☐

Buyer may engage the services of a surveyor, title abstractor, or other qualified professional to assess the legal description, certainty and location of boundaries and/or quantum of land. Most sellers have not had the Property surveyed as it is not a requirement of property transfer in Pennsylvania. Any fences, hedges, walls and other natural or constructed barriers may or may not represent the true boundary lines of the Property. Any numerical representations of size of property are approximations only and may be inaccurate.

Lead-Based Paint Hazards (For Properties built prior to 1978 only)

Elected ☐ ☐ | Waived [redacted] 01/11/23 2:48 PM PST dotloop verified ☐

Before Buyer is obligated to purchase a residential dwelling built prior to 1978, Buyer has the option to conduct a risk assessment and/or inspection of the Property for the presence of lead-based paint and/or lead-based paint hazards. **Regardless of whether this inspection is elected or waived, the Residential Lead-Based Paint Hazard Reduction Act requires a seller of property built prior to 1978 to provide the Buyer with an EPA-approved lead hazards information pamphlet titled "Protect Your Family from Lead in Your Home," along with a separate form, attached to this Agreement, disclosing Seller's knowledge of lead-based paint hazards and any lead-based paint records regarding the Property.**

Other

Elected ☐ ☐ | Waived [redacted] 2:48 PM PST dotloop verified ☐

____

____

The Inspections elected above do not apply to the following existing conditions and/or items:

____

____

(D) **Notices Regarding Property & Environmental Inspections**

1. **Exterior Building Materials:** Poor or improper installation of exterior building materials may result in moisture penetrating the surface of a structure where it may cause mold and damage to the building's frame.
2. **Asbestos:** Asbestos is linked with several adverse health effects, including various forms of cancer.
3. **Environmental Hazards:** The U.S. Environmental Protection Agency has a list of hazardous substances, the use and disposal of which are restricted by law. Generally, if hazardous substances are found on a property, it is the property owner's responsibility to dispose of them properly.
4. **Wetlands:** Wetlands are protected by the federal and state governments. Buyer may wish to hire an environmental engineer to investigate whether the Property is located in a wetlands area to determine if permits for plans to build, improve or develop the property would be affected or denied because of its location in a wetlands area.
5. **Mold, Fungi and Indoor Air Quality:** Indoor mold contamination and the inhalation of bioaerosols (bacteria, mold spores, pollen and viruses) have been associated with allergic responses.
6. **Additional Information:** Inquiries or requests for more information about asbestos and other hazardous substances can be directed to the U.S. Environmental Protection Agency, Ariel Rios Building, 1200 Pennsylvania Ave., N.W., Washington, D.C. 20460, (202) 272-0167, and/or the Department of Health, Commonwealth of Pennsylvania, Division of Environmental Health, Harrisburg, PA 17120. Information about indoor air quality issues is available through the Pennsylvania Department of Health and may be obtained by contacting Health & Welfare Building, 8th Floor West, 625 Forster St., Harrisburg, PA 17120, or by calling 1-877-724-3258.

13. INSPECTION CONTINGENCY (10-18)

(A) The Contingency Period is 13 days (10 if not specified) from the Execution Date of this Agreement for each Inspection elected in Paragraph 12(C).

(B) **Within the stated Contingency Period** and as the result of any Inspection elected in Paragraph 12(C), except as stated in Paragraph 13(C):

1. If the results of the inspections elected in Paragraph 12(C) are satisfactory to Buyer, Buyer WILL **present all Report(s) in their entirety to Seller, accept the Property with the information stated in the Report(s) and agree to the RELEASE in Paragraph 28 of this Agreement,** OR
2. If the results of any inspection elected in Paragraph 12(C) are unsatisfactory to Buyer, Buyer WILL **present all Report(s) in their entirety to Seller and terminate this Agreement** by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement, OR

3. If the results of any inspection elected in Paragraph 12(C) are unsatisfactory to Buyer, Buyer WILL **present all Report(s) in their entirety to Seller with a Written Corrective Proposal ("Proposal") listing corrections and/or credits desired by Buyer.**
   The Proposal may, but is not required to, include the name(s) of a properly licensed or qualified professional(s) to perform the corrections requested in the Proposal, provisions for payment, including retests, and a projected date for completion of the corrections. Buyer agrees that Seller will not be held liable for corrections that do not comply with mortgage lender or governmental requirements if performed in a workmanlike manner according to the terms of Buyer's Proposal.
   a. Following the end of the Contingency Period, Buyer and Seller will have _____ days (5 if not specified) for a Negotiation Period. During the Negotiation Period:
      (1) Seller will acknowledge in writing Seller's agreement to satisfy all the terms of Buyer's Proposal OR
      (2) Buyer and Seller will negotiate another mutually acceptable written agreement, providing for any repairs or improvements to the Property and/or any credit to Buyer at settlement, as acceptable to the mortgage lender, if any.
      If Seller agrees to satisfy all the terms of Buyer's Proposal, or Buyer and Seller enter into another mutually acceptable written agreement, Buyer accepts the Property and agrees to the RELEASE in Paragraph 28 of this Agreement and the Negotiation Period ends.
   b. If no mutually acceptable written agreement is reached, or if Seller fails to respond during the Negotiation Period, within ______ days (2 if not specified) **following the end of the Negotiation Period**, Buyer will:
      (1) Accept the Property with the information stated in the Report(s) and agree to the RELEASE in Paragraph 28 of this Agreement, OR
      (2) Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.
   If Buyer and Seller do not reach a mutually acceptable written agreement, and Buyer does not terminate this Agreement by written notice to Seller within the time allotted in Paragraph 13(B)(3)(b), Buyer will accept the Property and agree to the RELEASE in Paragraph 28 of this Agreement. Ongoing negotiations do not automatically extend the Negotiation Period.

(C) If a Report reveals the need to expand or replace the existing individual on-lot sewage disposal system, Seller may, within ______ days (25 if not specified) of receiving the Report, submit a Proposal to Buyer. The Proposal will include, but not be limited to, the name of the company to perform the expansion or replacement; provisions for payment, including retests; and a projected completion date for corrective measures. Within __5__ DAYS of receiving Seller's Proposal, or **if no Proposal is provided within the stated time**, Buyer will notify Seller in writing of Buyer's choice to:
   1. Agree to the terms of the Proposal, accept the Property and agree to the RELEASE in Paragraph 28 of this Agreement, OR
   2. Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement, OR
   3. Accept the Property and the existing system and agree to the RELEASE in Paragraph 28 of this Agreement. If required by any mortgage lender and/or any governmental authority, Buyer will correct the defects before settlement or within the time required by the mortgage lender and/or governmental authority, at Buyer's sole expense, with permission and access to the Property given by Seller, which may not be unreasonably withheld. If Seller denies Buyer permission and/or access to correct the defects, Buyer may, within __5__ DAYS of Seller's denial, terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.

   If Buyer fails to respond within the time stated in Paragraph 13(C) **or fails to terminate** this Agreement by written notice to Seller within that time, **Buyer will accept the Property** and agree to the RELEASE in Paragraph 28 of this Agreement.

14. TITLES, SURVEYS AND COSTS (6-20)

(A) Within 13 days (7 if not specified) from the Execution Date of this Agreement, Buyer will order from a reputable title company for delivery to Seller a comprehensive title report on the Property. Upon receipt, Buyer will deliver a free copy of the title report to Seller.

(B) Buyer is encouraged to obtain an owner's title insurance policy to protect Buyer. An owner's title insurance policy is different from a lender's title insurance policy, which will not protect Buyer from claims and attacks on the title. Owner's title insurance policies come in standard and enhanced versions; **Buyer should consult with a title insurance agent about Buyer's options**. Buyer agrees to release and discharge any and all claims and losses against Broker for Buyer should Buyer neglect to obtain an owner's title insurance policy.

(C) Buyer will pay for the following: (1) Title search, title insurance and/or mechanics' lien insurance, or any fee for cancellation; (2) Flood insurance, fire insurance, hazard insurance, mine subsidence insurance, or any fee for cancellation; (3) Appraisal fees and charges paid in advance to mortgage lender; (4) Buyer's customary settlement costs and accruals.

(D) Any survey or surveys required by the title insurance company or the abstracting company for preparing an adequate legal description of the Property (or the correction thereof) will be obtained and paid for by Seller. Any survey or surveys desired by Buyer or required by the mortgage lender will be obtained and paid for by Buyer.

(E) The Property will be conveyed with good and marketable title that is insurable by a reputable title insurance company at the regular rates, free and clear of all liens, encumbrances, and easements, **excepting however** the following: existing deed restrictions; historic preservation restrictions or ordinances; building restrictions; ordinances; easements of roads; easements visible upon the ground; easements of record; and privileges or rights of public service companies, if any.

(F) If a change in Seller's financial status affects Seller's ability to convey title to the Property on or before the Settlement Date, or any extension thereof, Seller shall promptly notify Buyer in writing. A change in financial status includes, but is not limited to, Seller filing bankruptcy; filing of a foreclosure lawsuit against the Property; entry of a monetary judgment against Seller; notice of public tax sale affecting the Property; and Seller learning that the sale price of the Property is no longer sufficient to satisfy all [redacted] st the Property.

(G) If Seller is unable to give good and marketable title that is insurable by a reputable title insurance company at the regular rates, as specified in Paragraph 14(E), Buyer may terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement, or take such title as Seller can convey. If the title condition precludes Seller from conveying title, Buyer's sole remedy shall be to terminate this Agreement. Upon termination, all deposit monies shall be returned to Buyer according to the terms of Paragraph 26 of this Agreement and Seller will reimburse Buyer for any costs incurred by Buyer for any inspections or certifications obtained according to the terms of this Agreement, and for those items specified in Paragraph 14(C) items (1), (2), (3) and in Paragraph 14(D).

(H) Oil, gas, mineral, or other rights of this Property may have been previously conveyed or leased, and Sellers make no representation about the status of those rights unless indicated elsewhere in this Agreement.

☐ **Oil, Gas and Mineral Rights Addendum (PAR Form OGM) is attached to and made part of this Agreement.**

(I) **COAL NOTICE (Where Applicable)**

THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHTS OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL SUCH COAL AND IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984.) "Buyer acknowledges that he may not be obtaining the right of protection against subsidence resulting from coal mining operations, and that the property described herein may be protected from damage due to mine subsidence by a private contract with the owners of the economic interests in the coal. This acknowledgement is made for the purpose of complying with the provisions of Section 14 of the Bituminous Mine Subsidence and the Land Conservation Act of April 27, 1966." Buyer agrees to sign the deed from Seller which deed will contain the aforesaid provision.

(J) The Property is not a "recreational cabin" as defined in the Pennsylvania Construction Code Act unless otherwise stated here: ________

(K) 1. This property is not subject to a Private Transfer Fee Obligation unless otherwise stated here: ________

☐ **Private Transfer Fee Addendum (PAR Form PTF) is attached to and made part of this Agreement.**

2. **Notices Regarding Private Transfer Fees:** In Pennsylvania, Private Transfer Fees are defined and regulated in the Private Transfer Fee Obligation Act (Act 1 of 2011; 68 Pa.C.S. §§ 8101, et. seq.), which defines a Private Transfer Fee as "a fee that is payable upon the transfer of an interest in real property, or payable for the right to make or accept the transfer, if the obligation to pay the fee or charge runs with title to the property or otherwise binds subsequent owners of property, regardless of whether the fee or charge is a fixed amount or is determined as a percentage of the value of the property, the purchase price or other consideration given for the transfer." A Private Transfer Fee must be properly recorded to be binding, and sellers must disclose the existence of the fees to prospective buyers. Where a Private Transfer Fee is not properly recorded or disclosed, the Act gives certain rights and protections to buyers.

15. NOTICES, ASSESSMENTS AND MUNICIPAL REQUIREMENTS (9-18)

(A) In the event any notices of public and/or private assessments as described in Paragraph 10(F) (excluding assessed value) are received after Seller has signed this Agreement and before settlement, Seller will within __5__ DAYS of receiving the notices and/or assessments provide a copy of the notices and/or assessments to Buyer and will notify Buyer in writing that Seller will:

1. Fully comply with the notices and/or assessments, at Seller's expense, before settlement. If Seller fully complies with the notices and/or assessments, Buyer accepts the Property and agrees to the RELEASE in Paragraph 28 of this Agreement, OR
2. Not comply with the notices and/or assessments. If Seller chooses not to comply with the notices and/or assessments, or **fails within the stated time to notify Buyer whether Seller will comply,** Buyer will notify Seller in writing within __5__ DAYS that Buyer will:
   a. Comply with the notices and/or assessments at Buyer's expense, accept the Property, and agree to the RELEASE in Paragraph 28 of this Agreement, OR
   b. Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.

   If Buyer fails to respond within the time stated in Paragraph 15(A)(2) **or fails to terminate** this Agreement by written notice to Seller within that time, **Buyer will accept the Property** and agree to the RELEASE in Paragraph 28 of this Agreement.

(B) If required by law, within __30__ DAYS from the Execution Date of this Agreement, but in no case later than __15__ DAYS prior to Settlement Date, Seller will order at Seller's expense a certification from the appropriate municipal department(s) disclosing notice of any uncorrected violations of zoning, housing, building, safety or fire ordinances and/or a certificate permitting occupancy of the Property. If Buyer receives a notice of any required repairs/improvements, Buyer will promptly deliver a copy of the notice to Seller.

1. Within __5__ DAYS of receiving notice from the municipality that repairs/improvements are required, Seller will deliver a copy of the notice to Buyer and notify Buyer in writing that Seller will:
   a. Make the required repairs/improvements to the satisfaction of the municipality. If Seller makes the required repairs/improvements, Buyer accepts the Property and agrees to the RELEASE in Paragraph 28 of this Agreement, OR
   b. Not make the required repairs/improvements. If Seller chooses not to make the required repairs/improvements, Buyer will notify Seller in writing within __5__ DAYS that Buyer will:
      (1) Accept a temporary access certificate or temporary use and occupancy certificate, agree to the RELEASE in Paragraph 28 of this Agreement and make the repairs at Buyer's expense after settlement, OR
      (2) Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.

   If Buyer fails to respond within the time stated in Paragraph 15(B)(1)(b) **or fails to terminate** this Agreement by written notice to Seller within that time, **Buyer will accept the Property** and agree to the RELEASE in Paragraph 28 of this

[redacted]

Agreement, and **Buyer accepts the responsibility to perform the repairs/improvements** according to the terms of the notice provided by the municipality.

2. If repairs/improvements are required and Seller fails to provide a copy of the notice to Buyer as required in this Paragraph, Seller will perform all repairs/improvements as required by the notice at Seller's expense. **Paragraph 15(B)(2) will survive settlement.**

16. CONDOMINIUM/PLANNED COMMUNITY (HOMEOWNER ASSOCIATIONS) NOTICE (9-16)

(A) Property is NOT a Condominium or part of a Planned Community unless checked below.

☐ CONDOMINIUM. The Property is a unit of a condominium that is primarily run by a unit owners' association. Section 3407 of the Uniform Condominium Act of Pennsylvania requires Seller to furnish Buyer with a Certificate of Resale and copies of the condominium declaration (other than plats and plans), the bylaws and the rules and regulations of the association.

☑ PLANNED COMMUNITY (HOMEOWNER ASSOCIATION). The Property is part of a planned community as defined by the Uniform Planned Community Act. Section 5407(a) of the Act requires Seller to furnish Buyer with a copy of the declaration (other than plats and plans), the bylaws, the rules and regulations of the association, and a Certificate containing the provisions set forth in Section 5407(a) of the Act.

(B) **THE FOLLOWING APPLIES TO INITIAL SALES OF PROPERTIES THAT ARE PART OF A CONDOMINIUM OR A PLANNED COMMUNITY:**

If this is the first sale of the property after creation of the conduminium or planned community (therefore a sale by the Declarant), Seller shall furnish Buyer with a Public Offering Statement no later than the date Buyer executes this Agreement. Buyer may void this Agreement within 15 days (if a condominium) or within 7 days (if part of a planned community) after receipt of the Public Offering Statement or any amendment to the Statement that materially and adversely affects Buyer. Upon Buyer declaring this Agreement void, all deposit monies will be returned to Buyer according to the terms of Paragraph 26 of this Agreement.

(C) **THE FOLLOWING APPLIES TO RESALES OF PROPERTIES THAT ARE PART OF A CONDOMINIUM OR A PLANNED COMMUNITY:**

1. Within 15 DAYS from the Execution Date of this Agreement, Seller, at Seller's expense, will request from the association a Certificate of Resale and any other documents necessary to enable Seller to comply with the relevant Act. The Act provides that the association is required to provide these documents within 10 days of Seller's request.
2. Seller will promptly deliver to Buyer all documents received from the association. Under the Act, Seller is not liable to Buyer for the failure of the association to provide the Certificate in a timely manner or for any incorrect information provided by the association in the Certificate.
3. The Act provides that Buyer may declare this Agreement VOID at any time before Buyer receives the association documents and for 5 days after receipt, OR until settlement, whichever occurs first. Buyer's notice to Seller must be in writing; upon Buyer declaring this Agreement void, all deposit monies will be returned to Buyer according to the terms of Paragraph 26 of this Agreement.
4. If the association has the right to buy the Property (right of first refusal), and the association exercises that right, Seller will reimburse Buyer for any costs incurred by Buyer for any inspections or certifications obtained according to the terms of the Agreement, and any costs incurred by Buyer for: (1) Title search, title insurance and/or mechanics' lien insurance, or any fee for cancellation; (2) Flood insurance, fire insurance, hazard insurance, mine subsidence insurance, or any fee for cancellation; (3) Appraisal fees and charges paid in advance to mortgage lender.

17. REAL ESTATE TAXES AND ASSESSED VALUE (4-14)

In Pennsylvania, taxing authorities (school districts and municipalities) and property owners may appeal the assessed value of a property at the time of sale, or at any time thereafter. A successful appeal by a taxing authority may result in a higher assessed value for the property and an increase in property taxes. Also, periodic county-wide property reassessments may change the assessed value of the property and result in a change in property tax.

18. MAINTENANCE AND RISK OF LOSS (1-14)

(A) Seller will maintain the Property (including, but not limited to, structures, grounds, fixtures, appliances, and personal property) specifically listed in this Agreement in its present condition, normal wear and tear excepted.

(B) If any part of the Property included in the sale fails before settlement, Seller will:

1. Repair or replace that part of the Property before settlement, OR
2. Provide prompt written notice to Buyer of Seller's decision to:
   a. Credit Buyer at settlement for the fair market value of the failed part of the Property, as acceptable to the mortgage lender, if any, OR
   b. Not repair or replace the failed part of the Property, and not credit Buyer at settlement for the fair market value of the failed part of the Property.
3. If Seller does not repair or replace the failed part of the Property or agree to credit Buyer for its fair market value, **or if Seller fails to notify Buyer of Seller's choice**, Buyer will notify Seller in writing within 5 DAYS or before Settlement Date, whichever is earlier, that Buyer will:
   a. Accept the Property and agree to the RELEASE in Paragraph 28 of this Agreement, OR
   b. Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.

   If Buyer fails to respond within the time stated in Paragraph 18(B)(3) **or fails to terminate** this Agreement by written notice to Seller within that time, **Buyer will accept the Property** and agree to the RELEASE in Paragraph 28 of this Agreement.

(C) Seller bears the risk of loss from fire or other casualties until settlement. If any property included in this sale is destroyed and not replaced prior to settlement, Buyer will:

1. Accept the Property in its then current condition together with the proceeds of any insurance recovery obtainable by Seller, OR
2. Terminate this Agreement by written notice to Seller, with all deposit monies returned to Buyer according to the terms of Paragraph 26 of this Agreement.

19. HOME WARRANTIES (1-10)

At or before settlement, either party may purchase a home warranty for the Property from a third-party vendor. Buyer and Seller understand that a home warranty for the Property does not alter any disclosure requirements of Seller, will not cover or warrant any pre-existing defects of the Property, and will not alter, waive or extend any provisions of this Agreement regarding inspections or certifications that Buyer has elected or waived as part of this Agreement. Buyer and Seller understand that a broker who recommends a home warranty may have a business relationship with the home warranty company that provides a financial benefit to the broker.

20. RECORDING (9-05)

This Agreement will not be recorded in the Office of the Recorder of Deeds or in any other office or place of public record. If Buyer causes or permits this Agreement to be recorded, Seller may elect to treat such act as a default of this Agreement.

21. ASSIGNMENT (1-10)

This Agreement is binding upon the parties, their heirs, personal representatives, guardians and successors, and to the extent assignable, on the assigns of the parties hereto. Buyer will not transfer or assign this Agreement without the written consent of Seller unless otherwise stated in this Agreement. Assignment of this Agreement may result in additional transfer taxes.

22. GOVERNING LAW, VENUE AND PERSONAL JURISDICTION (9-05)

(A) The validity and construction of this Agreement, and the rights and duties of the parties, will be governed in accordance with the laws of the Commonwealth of Pennsylvania.

(B) The parties agree that any dispute, controversy or claim arising under or in connection with this Agreement or its performance by either party submitted to a court shall be filed exclusively by and in the state or federal courts sitting in the Commonwealth of Pennsylvania.

23. FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT OF 1980 (FIRPTA) (1-17)

The disposition of a U.S. real property interest by a foreign person (the transferor) is subject to the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) income tax withholding. FIRPTA authorized the United States to tax foreign persons on dispositions of U.S. real property interests. This includes but is not limited to a sale or exchange, liquidation, redemption, gift, transfers, etc. Persons purchasing U.S. real property interests (transferee) from foreign persons, certain purchasers' agents, and settlement officers are required to withhold up to 15 percent of the amount realized (special rules for foreign corporations). Withholding is intended to ensure U.S. taxation of gains realized on disposition of such interests. The transferee/Buyer is the withholding agent. If you are the transferee/Buyer you must find out if the transferor is a foreign person as defined by the Act. If the transferor is a foreign person and you fail to withhold, you may be held liable for the tax.

24. NOTICE REGARDING CONVICTED SEX OFFENDERS (MEGAN'S LAW) (4-14)

The Pennsylvania General Assembly has passed legislation (often referred to as "Megan's Law," 42 Pa.C.S. § 9791 et seq.) providing for community notification of the presence of certain convicted sex offenders. **Buyers are encouraged to contact the municipal police department or the Pennsylvania State Police** for information relating to the presence of sex offenders near a particular property, or to check the information on the Pennsylvania State Police Web site at www.pameganslaw.state.pa.us.

25. REPRESENTATIONS (1-10)

(A) All representations, claims, advertising, promotional activities, brochures or plans of any kind made by Seller, Brokers, their licensees, employees, officers or partners are not a part of this Agreement unless expressly incorporated or stated in this Agreement. This Agreement contains the whole agreement between Seller and Buyer, and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale. This Agreement will not be altered, amended, changed or modified except in writing executed by the parties.

(B) Unless otherwise stated in this Agreement, **Buyer has inspected the Property** (including fixtures and any personal property specifically listed herein) **before signing this Agreement or has waived the right to do so, and agrees to purchase the Property IN ITS PRESENT CONDITION,** subject to inspection contingencies elected in this Agreement. Buyer acknowledges that Brokers, their licensees, employees, officers or partners have not made an independent examination or determination of the structural soundness of the Property, the age or condition of the components, environmental conditions, the permitted uses, nor of conditions existing in the locale where the Property is situated; nor have they made a mechanical inspection of any of the systems contained therein.

(C) Any repairs required by this Agreement will be completed in a workmanlike manner.

(D) Broker(s) have provided or may provide services to assist unrepresented parties in complying with this Agreement.

26. DEFAULT, TERMINATION AND RETURN OF DEPOSITS (1-18)

(A) Where Buyer terminates this Agreement pursuant to any right granted by this Agreement, Buyer will be entitled to a return of all deposit monies paid on account of Purchase Price pursuant to the terms of Paragraph 26(B), and this Agreement will be VOID. Termination of this Agreement may occur for other reasons giving rise to claims by Buyer and/or Seller for the deposit monies.

(B) Regardless of the apparent entitlement to deposit monies, Pennsylvania law does not allow a Broker holding deposit monies to determine who is entitled to the deposit monies when settlement does not occur. Broker can only release the deposit monies:

1. If this Agreement is terminated prior to settlement and there is no dispute over entitlement to the deposit monies. A written agreement signed by both parties is evidence that there is no dispute regarding deposit monies.
2. If, after Broker has received deposit monies, Broker receives a written agreement that is signed by Buyer and Seller, directing Broker how to distribute some or all of the deposit monies.
3. According to the terms of a final order of court.
4. According to the terms of a prior written agreement between Buyer and Seller that directs the Broker how to distribute the deposit monies if there is a dispute between the parties that is not resolved. (See Paragraph 26(C))

DS [redacted]

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(C) Buyer and Seller agree that if there is a dispute over the entitlement to deposit monies that is unresolved 5 days (180 if not specified) after the Settlement Date stated in Paragraph 4(A) (or any written extensions thereof) or following termination of the Agreement, whichever is earlier, then the Broker holding the deposit monies will, within 30 days of receipt of Buyer's written request, distribute the deposit monies to Buyer unless the Broker is in receipt of verifiable written notice that the dispute is the subject of litigation or mediation. If Broker has received verifiable written notice of litigation or mediation prior to the receipt of Buyer's request for distribution, Broker will continue to hold the deposit monies until receipt of a written distribution agreement between Buyer and Seller or a final court order. Buyer and Seller are advised to initiate litigation or mediation for any portion of the deposit monies prior to any distribution made by Broker pursuant to this paragraph. Buyer and Seller agree that the distribution of deposit monies based upon the passage of time does not legally determine entitlement to deposit monies, and that the parties maintain their legal rights to pursue litigation even after a distribution is made.

(D) Buyer and Seller agree that a Broker who holds or distributes deposit monies pursuant to the terms of Paragraph 26 or Pennsylvania law will not be liable. Buyer and Seller agree that if any Broker or affiliated licensee is named in litigation regarding deposit monies, the attorneys' fees and costs of the Broker(s) and licensee(s) will be paid by the party naming them in litigation.

(E) Seller has the option of retaining all sums paid by Buyer, including the deposit monies, should Buyer:
1. Fail to make any additional payments as specified in Paragraph 2, OR
2. Furnish false or incomplete information to Seller, Broker(s), or any other party identified in this Agreement concerning Buyer's legal or financial status, OR
3. Violate or fail to fulfill and perform any other terms or conditions of this Agreement.

(F) **Unless otherwise checked in Paragraph 26(G),** Seller may elect to retain those sums paid by Buyer, including deposit monies:
1. On account of purchase price, OR
2. As monies to be applied to Seller's damages, OR
3. As liquidated damages for such default.

(G) ☑ **SELLER IS LIMITED TO RETAINING THOSE SUMS PAID BY BUYER, INCLUDING DEPOSIT MONIES, AS LIQUIDATED DAMAGES.**

(H) If Seller retains all sums paid by Buyer, including deposit monies, as liquidated damages pursuant to Paragraph 26(F) or (G), Buyer and Seller are released from further liability or obligation and this Agreement is VOID.

(I) Brokers and licensees are not responsible for unpaid deposits.

27. MEDIATION (7-20)

Buyer and Seller will submit all disputes or claims that arise from this Agreement, including disputes and claims over deposit monies, to mediation. Mediation will be conducted in accordance with the Rules and Procedures of the Home Sellers/Home Buyers Dispute Resolution System, unless it is not available, in which case Buyer and Seller will mediate according to the terms of the mediation system offered or endorsed by the local Association of Realtors®. Mediation fees, contained in the mediator's fee schedule, will be divided equally among the parties and will be paid before the mediation conference. Legal proceedings may be initiated prior to the completion of the mediation process to stop any statute of limitations from expiring and for the purpose of indexing a lis pendens by Buyer to prevent the transfer of title to a third party when Buyer is seeking to purchase the Property. The parties agree that all proceedings shall be stayed until the completion of mediation and that a court of competent jurisdiction may award attorneys' fees to the prevailing party should the court find that a party has unreasonably breached this provision or acted in bad faith. Any agreement reached through mediation and signed by the parties will be binding. Any agreement to mediate disputes or claims arising from this Agreement will survive settlement.

28. RELEASE (9-05)

Buyer releases, quit claims and forever discharges SELLER, ALL BROKERS, their LICENSEES, EMPLOYEES and any OFFICER or PARTNER of any one of them and any other PERSON, FIRM or CORPORATION who may be liable by or through them, from any and all claims, losses or demands, including, but not limited to, personal injury and property damage and all of the consequences thereof, whether known or not, which may arise from the presence of termites or other wood-boring insects, radon, lead-based paint hazards, mold, fungi or indoor air quality, environmental hazards, any defects in the individual on-lot sewage disposal system or deficiencies in the on-site water service system, or any defects or conditions on the Property. Should Seller be in default under the terms of this Agreement or in violation of any Seller disclosure law or regulation, this release does not deprive Buyer of any right to pursue any remedies that may be available under law or equity. This release will survive settlement.

29. REAL ESTATE RECOVERY FUND (4-18)

A Real Estate Recovery Fund exists to reimburse any persons who have obtained a final civil judgment against a Pennsylvania real estate licensee (or a licensee's affiliates) owing to fraud, misrepresentation, or deceit in a real estate transaction and who have been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658.

30. COMMUNICATIONS WITH BUYER AND/OR SELLER (1-10)

(A) If Buyer is obtaining mortgage financing, Buyer shall promptly deliver to Broker for Buyer, if any, a copy of all Loan Estimate(s) and Closing Disclosure(s) upon receipt.

(B) Wherever this Agreement contains a provision that requires or allows communication/delivery to a Buyer, that provision shall be satisfied by communication/delivery to the Broker for Buyer, if any, **except for documents required to be delivered pursuant to Paragraph 16.** If there is no Broker for Buyer, those provisions may be satisfied only by communication/delivery being made directly to the Buyer, unless otherwise agreed to by the parties. Wherever this Agreement contains a provision that requires or allows communication/delivery to a Seller, that provision shall be satisfied by communication/delivery to the Broker for Seller, if any. If there is no Broker for Seller, those provisions may be satisfied only by communication/delivery being made directly to the Seller, unless otherwise agreed to by the parties.

31. HEADINGS (4-14)

The section and paragraph headings in this Agreement are for convenience only and are not intended to indicate all of the matter in the sections which follow them. They shall have no effect whatsoever in determining the rights, obligations or intent of the parties.

32. SPECIAL CLAUSES (1-10)

(A) **The following are attached to and made part of this Agreement if checked:**

- ☐ Sale & Settlement of Other Property Contingency Addendum (PAR Form SSP)
- ☐ Sale & Settlement of Other Property Contingency with Right to Continue Marketing Addendum (PAR Form SSPCM)
- ☐ Sale & Settlement of Other Property Contingency with Timed Kickout Addendum (PAR Form SSPTKO)
- ☐ Settlement of Other Property Contingency Addendum (PAR Form SOP)
- ☐ Appraisal Contingency Addendum (PAR Form ACA)
- ☐ Short Sale Addendum (PAR Form SHS)
- ☑ General Addendum with Short Term Rental Contingencies
- ☐ __________
- ☐ __________

(B) **Additional Terms:**

This offer is contingent upon receipt, review, and acceptance of suitable permits for renovations of the Property including a Certificate of Occupancy issued by Stroud Township covering said renovations.

Seller and Buyer agree that BluePrint Title shall hold the earnest money deposit and be the title company for Buyer in this transaction.

Buyer and Seller acknowledge receipt of a copy of this Agreement at the time of signing.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which counterparts together shall constitute one and the same Agreement of the Parties.

NOTICE TO PARTIES: WHEN SIGNED, THIS AGREEMENT IS A BINDING CONTRACT. Parties to this transaction are advised to consult a Pennsylvania real estate attorney before signing if they desire legal advice.

Return of this Agreement, and any addenda and amendments, including **return by electronic transmission**, bearing the signatures of all parties, constitutes acceptance by the parties.

[redacted]

☐ Buyer has received the Consumer Notice as adopted by the State Real Estate Commission at 49 Pa. Code §35.336.

☐ Buyer has received a statement of Buyer's estimated closing costs before signing this Agreement.

☐ Buyer has received the Deposit Money Notice (for cooperative sales when Broker for Seller is holding deposit money) before signing this Agreement.

☐ Buyer has received the Lead-Based Paint Hazards Disclosure, which is attached to this Agreement of Sale. Buyer has received the pamphlet Protect Your Family from Lead in Your Home (for properties built prior to 1978).

dotloop verified

[redacted]

dotloop verified 01/11/23 2:48 PM PST GVDF-HUKC-39Z5-76JI **DATE** __________

DATE __________

DATE __________

Estate Commission at 49 Pa. Code § 35.336.
re signing this Agreement.

DATE 1/11/2023

DATE __________

SELLER __________ **DATE** __________